CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition
Of Physical Therapy Practice

Houston, TX, March 1, 2023  – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced an acquisition of a physical therapy practice with one large clinic.
USPH acquired 80% of the equity interests of the physical therapy practice with the practice’s founder and owners  retaining 20%. The purchase price for the 80% equity interest was approximately $6.2 million. The business generates approximately $3.2 million in annual revenue and has approximately 27,000 patient visits per year.
Chris Reading, Chief Executive Officer, stated, “This young and very capable husband and wife team has built an amazingly successful single-site facility that has a very strong presence in their community.  We look forward to assisting them in expanding their well-regarded services to additional locations in the surrounding areas.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 644 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 36 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
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